Exhibit 99.1

CAPRICOR THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2014	Pro-Forma Adjustments		Pro-Forma September 30, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,805,435	$17,052,029	(1)	$26,857,464
Marketable securities	325,318			325,318
Restricted cash	3,699,660			3,699,660
Grant receivable	259,800			259,800
Interest receivable	823			823
Prepaid expenses and other current assets	105,100			105,100

TOTAL CURRENT ASSETS	14,196,136	17,052,029	(1)	31,248,165

PROPERTY AND EQUIPMENT, at cost
Furniture and equipment	38,850			38,850
Laboratory equipment	262,451			262,451
Leasehold improvements	23,744			23,744
	325,045			325,045
Less accumulated depreciation	(100,499)			(100,499)

NET PROPERTY AND EQUIPMENT	224,546			224,546

OTHER ASSETS
Patents, net of accumulated amortization of $35,722 at September 30, 2014	288,474			288,474
Loan fees, net of accumulated amortization of $11,757 at September 30, 2014	18,243			18,243
In-process research and development, net of accumulated amortization of $0 at September 30, 2014	1,500,000			1,500,000
Deposits	55,320			55,320

TOTAL ASSETS	$16,282,719	$17,052,029	(1)	$33,334,748

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,613,066			$1,613,066
Accounts payable and accrued expenses, related party	300,855			300,855
Sub-award payable, related party	-			-
Accrued royalties	111,651			111,651
Deferred income, current	4,166,667			4,166,667

TOTAL CURRENT LIABILITIES	6,192,239			6,192,239

LONG-TERM LIABILITIES
Deferred income, net of current portion	5,208,332			5,208,332
Loan payable	9,155,857			9,155,857
Accrued interest	198,256			198,256

TOTAL LONG-TERM LIABILITIES	14,562,445			14,562,445

TOTAL LIABILITIES	20,754,684			20,754,684

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	-			-
Common stock, $0.001 par value, 50,000,000 shares authorized, 11,703,774 shares issued and outstanding at September 30, 2014, 16,201,641 shares issued and outstanding Pro-Forma September 30, 2014	11,704	4,498	(1)	16,202
Additional paid-in capital	15,905,010	17,047,531	(1)	32,952,541
Subscription receivable	-	-		-
Accumulated other comprehensive loss	(1,607)			(1,607)
Deficit accumulated during the development stage	(20,387,072)			(20,387,072)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(4,471,965)	17,052,029	(1)	12,580,064

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$16,282,719	$17,052,029	(1)	$33,334,748

(1) To reflect the approximate $17,052,029 of cash received from investors in connection with the private placements.